SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 23, 2010
(Date of Report; Date of Earliest Event Reported)
BORDERS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Michigan	1-13740	38-3294588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
100 Phoenix Drive, Ann Arbor, MI 48108

(Address of Principal Executive Offices)
734-477-1100

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) On August 23, 2010, Mark R. Bierley resigned as Executive Vice President, Chief Financial Officer of Borders Group, Inc (the “Company”) and as Chief Operating Officer of Borders, Inc., the principal subsidiary of the Company, to pursue another employment opportunity.
(c) On August 23, 2010, Glen Tomaszewski, age 41, was elected Interim Chief Financial Officer of the Company. Mr. Tomaszewski has been with the Company for 12 years and has progressed through a variety of management positions within the Company. He most recently served as Vice President, Controller. Mr. Tomaszewski has played an integral role in leading the Company’s financial accounting and reporting functions, including the formation of accounting policy and ensuring compliance with financial regulatory requirements. He holds bachelor’s and master’s degrees in business administration from the University of Michigan’s Stephen M. Ross School of Business. He is a certified public accountant.
Also on August 23, 2010, the Compensation Committee of the Board of Directors of the Company adjusted the compensation of Mr. Tomaszewski. Effective immediately, Mr. Tomaszewski will receive a base salary of $250,000, and this base salary will continue until two weeks following the start of a permanent Chief Financial Officer. Mr. Tomaszewski was also granted two retention bonus opportunities. The first bonus opportunity of $30,000 is payable on January 31, 2011 if Mr. Tomaszewski remains employed by the Company through that date. The second bonus opportunity of $70,000 is payable four months following the start of a permanent Chief Financial Officer if Mr. Tomaszewski remains employed with the Company through that date. The Company also forgave an outstanding loan to Mr. Tomaszewski of $30,000 related to tuition payments the Company made on behalf of Mr. Tomaszewski.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borders Group, Inc. (Registrant)
Dated: August 25, 2010	By:	/s/ GLEN TOMASZEWSKI
Glen Tomaszewski
Interim Chief Financial Officer (Principal Financial and Accounting Officer)